UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020 (November 2, 2020)

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of Registrant as specified in charter)

Virginia	001-34024	11-3588546
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 888-1814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	SINO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Private Placement of Series A Preferred Stock and Warrants

On November 2 and November 3, 2020, Sino-Global Shipping America, Ltd. (the “Company”) entered into securities purchase agreements (the “SPA”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 860,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), each convertible into one share of common stock, no par value, of Company (“Common Stock”), upon the terms and subject to the limitations and considerations set forth in the Certificate of Designation of the Series A Preferred Stock, and warrants (the “Warrants”) to purchase up to 1,032,000 shares of Common Stock (the “Offering”). The purchase price for each share of Series A Preferred Stock and accompanying Warrants is $1.66. The net proceeds to the Company from this Offering will be approximately $1.43 million, not including any proceeds that may be received upon cash exercise of the Warrants.

The Series A Preferred Stock shall rank (i) senior to the Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock; (ii) senior to or pari passu with any other class or series of preferred stock of the Company hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock; and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Each full share of Series A Preferred Stock shall be convertible into one (1) share of Common Stock (the “Conversion Shares”), subject to adjustments as set forth in the SPA and Certificate of Designation of Series A Convertible Preferred Stock. Holders of shares of Series A Preferred Stock may at their option convert all or any portion of their shares of Series A Preferred Stock into shares of Common Stock of the Company at any time or from time to time. The Series A Preferred Stock shall automatically, and without any further action on the part of the Company or the holder, be converted into Common Stock immediately following the occurrence of either (i) the stockholders’ equity of the Company exceeds $2,500,000 as evidenced by the Company’s public filings with the Securities and Exchange Commission and would continue to exceed $2,500,000 after giving pro forma effect to such conversion; or (ii) the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, provided in such case that either (a) stockholders’ equity would exceed $2,500,000 after giving pro forma effect to such conversion or (b) the Company consents to such conversion.

The Warrants will be exercisable six (6) months following the date of issuance at an exercise price of $1.99 for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after the six-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants will expire five and a half (5.5) years from the date of issuance. The Warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The Warrants contain a mandatory exercise right for the Company to force exercise of the Warrants if the closing price of the Common Stock equals or exceeds $5.97 for twenty (20) consecutive trading days, provided, among other things, that the shares issuable upon exercise of the Warrants are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of Common Stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

The parties to the SPA have each made customary representations, warranties and covenants, including, among other things, (a) the Purchasers are “non-U.S. Persons” as defined in Regulation S and are acquiring the Shares for the purpose of investment, (b) the absence of any undisclosed material adverse effects, and (c) the Company’s ability to issue to securities in accordance with the terms of the SPA without conflicting with or breaching any incorporation documents, material agreements, laws, rules, or regulations.

The SPA is subject to various conditions to closing, including, among other things, (a) Nasdaq’s approval of the listing of the Series A Preferred Stock, Warrant, the Conversion Shares, and the Warrant Shares, and (b) the accuracy of the Purchasers’ and the Company’s representations and warranties.

The form of the SPA, form of Certificate of Designation of Series A Convertible Preferred Stock, and the form of the Warrant are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the SPA, Certificate of Designation of Series A Convertible Preferred Stock, and Warrant, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Certificate of Designation of Series A Convertible Preferred Stock
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO-GLOBAL SHIPPING AMERICA, LTD.

Date: November 4, 2020	By:	/s/ Lei Cao
	Name:	Lei Cao
	Title:	Chief Executive Officer

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